Exhibit 10.7.2

EXECUTION VERSION

APPLICABLE 2016 LIABILITY FEE DISCOUNT

APPLICABLE 2016 LIABILITY FEE DISCOUNT, effective as of September 30, 2016 (this “Discount”), to the Fourth Amended and Restated Fee Agreement between Athene Asset Management, L.P. (“AAM”) and Athene Holding Ltd. (“AHL” and, together with its subsidiaries other than AGER Bermuda Holding Ltd. and its subsidiaries, “Athene”) (as it may be amended, restated or amended and restated, the “Fee Agreement”).

WHEREAS, AAM and AHL are parties to the Fee Agreement, pursuant to which, among other things, AHL pays certain fees to AAM;

WHEREAS, in order to support profitable growth for AHL, AAM desires to discount/rebate certain fees due by AHL under the Fee Agreement; and

WHEREAS, investment accounts of Athene managed by AAM and accounts of third party insurance companies relating to reinsurance arrangements between such insurance companies and an Athene entity (and for which account an Athene entity bears economic risk) are collectively referred to herein as the “Athene-Related Accounts”.

NOW, THEREFORE, in consideration of good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, AAM hereby agrees as follows:

1. Defined Terms. Unless otherwise noted herein, terms defined in the Fee Agreement and used herein shall have the meanings given to them in the Fee Agreement.

a. “Applicable 2016 Liabilities” means the total dollar amount of liabilities for all annuities, funding agreements, pension risk transfer and other insurance liabilities sourced by Athene, whether directly, through reinsurance or otherwise (but excluding liabilities obtained through block reinsurance or the acquisition of an entity; and also excluding liabilities obtained in connection with a pension risk transfer transaction if such risk transfer transaction is mutually agreed to be subject to this exclusion after the date hereof by the parties hereto), during 2016 in excess of $5.1 billion; provided that the reserves backing such liabilities are, as of the applicable date of invoice of AAM fees under the Fee Agreement, in an Athene-Related Account.

b. “Applicable 2016 Liability Fee Discount Amount” means with respect to fees payable to AAM under the Fee Agreement as of:

(a) December 31, 2016, the sum of the amounts calculated with respect to each individual calendar month that occurs after (and including) the calendar month during which the Applicable 2016 Liabilities have come into existence (i.e., the Applicable 2016 Liabilities is a positive amount), as follows:

for each such calendar month, an amount equal to the product of (i) 0.40% multiplied by (ii) the Incremental Applicable 2016 Liabilities Value for such calendar month multiplied by (iii) a fraction, the numerator of which is the number of calendar months in 2016 that occur after (and including) such calendar month, and the denominator is twelve;1

[1]	For illustrative purposes only, an example of how the calculation is intended to work is attached as Annex 1.

(b) each calendar quarter during 2017, an amount equal to the product of (i) the Current Applicable 2016 Liabilities Value as of the end of such calendar quarter and (ii) 0.20% divided by four; and

(c) each calendar quarter thereafter, an amount equal to the product of (i) the Current Applicable 2016 Liabilities Value as of the end of such calendar quarter and (ii) 0.075% divided by four.

c. “Current Applicable 2016 Liabilities Value” means as of the end of each calendar quarter after December 31, 2016, the Initial Applicable 2016 Liabilities Value less the Run-Off Amount for such calendar quarter; provided that the reserves backing such liabilities are, as of the applicable date of invoice of AAM fees under the Fee Agreement, in an Athene-Related Account.

d. “Discount Schedule” means a schedule in the format set forth on Schedule 1 hereto, which schedule will set forth the Applicable 2016 Liability Fee Discount Amount (or a methodology for calculating it) for each calendar quarter listed therein which schedule shall be mutually agreed to by the parties hereto (which the parties will endeavor to do no later than February 28, 2017).

e. “Incremental Applicable 2016 Liabilities Value” means, with respect to any calendar month prior to January 2017, the Applicable 2016 Liabilities Value calculated as of the end of such month less the Applicable 2016 Liabilities Value calculated as of the end of the immediately prior month (if any) as reasonably determined by AHL and its subsidiaries in accordance with their customary actuarial and accounting processes, and mutually agreed to by the parties hereto (which the parties will endeavor to do no later than February 28, 2017).

f. “Initial Applicable 2016 Liabilities Value” means the Applicable 2016 Liabilities reasonably determined by AHL and its subsidiaries in accordance with their customary actuarial and accounting processes, and mutually agreed to by the parties hereto (which the parties will endeavor to do no later than February 28, 2017).

g. “Run-Off Amount” means, with respect to any calendar quarter, the weighted average projected run-off of the Applicable 2016 Liabilities for such calendar quarter, including the cumulative run-off through the applicable calendar quarter, as mutually agreed to by the parties hereto (as to method of calculation and/or amount) (which the parties will endeavor to do no later than February 28, 2017).

2. Discount of Fees. AAM hereby agrees that, in addition to other discounts and rebates that AAM has agreed to give to AHL in respect of such fees, it shall discount fees payable by AHL pursuant to Section 2 of the Fee Agreement for each applicable calendar quarter by the Applicable 2016 Liability Fee Discount Amount, as set forth on (or as determined in accordance with) the Discount Schedule.

3. Governing Law. To the extent consistent with any mandatorily applicable federal law, this Discount shall be governed by the laws of the State of New York without giving effect to any principles of conflicts of law thereof that would permit or require the application of the law of another jurisdiction and are not mandatorily applicable by law.

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IN WITNESS WHEREOF, AAM has caused this Discount to be executed by its duly authorized officer as of the date first written above.

ATHENE ASSET MANAGEMENT, L.P. By: AAM GP Ltd., its general partner

By:	/s/ James R. Belardi
Name: Title:	James R. Belardi Chief Executive Officer

ACKNOWLEDGED ATHENE HOLDING LTD.

By:	/s/ Zachary Jones
Name:	Zachary Jones
Title:	SVP, CFO, International

Schedule 1

Discount Schedule

Quarter Ended	Applicable 2016 Liability Fee Discount Amount
December 31, 2016	$[•]
March 31, 2017	$[•]
June 30, 2017	$[•]
September 30, 2017	$[•]
December 31, 2017	$[•]
March 31, 2018	$[•]
June 30, 2018	$[•]
September 30, 2018	$[•]
December 31, 2018	$[•]
[etc.]

Annex 1

FOR ILLUSTRATIVE PURPOSES ONLY

Example of Calculation for Section 1.b.(a)

(Applicable 2016 Liability Fee Discount Amount as of December 31, 2016)

	Annuity Sales ($M’s)
Month	Incremental	Total	Target	Excess	Rate	Proration	Rebate
8/31/2016		5,986.80	5,100.00	886.80	0.40%	0.4167	$1.48
9/30/2016	753.30	6,740.10	5,100.00	753.30	0.40%	0.3333	$1.00
10/31/2016	753.30	7,493.40	5,100.00	753.30	0.40%	0.2500	$0.75
11/30/2016	753.30	8,246.70	5,100.00	753.30	0.40%	0.1667	$0.50
12/31/2016	753.30	9,000.00	5,100.00	753.30	0.40%	0.0833	$0.25

Total							$3.99